Exhibit 99.1

AITX's RAD Reveals Amazon's AWS Involvement in SARA Development

Collaboration with Amazon's AWS GenAI Innovation Center Underscores the Strength, Innovation, and Growing Influence of RAD's Agentic AI Platform

Detroit, Michigan, October 31, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has been collaborating with Amazon1 Web Services (AWS) through the AWS GenAI Innovation Center in the development of its multiple award-winning agentic AI platform, SARA™ (Speaking Autonomous Responsive Agent). This collaboration has supported RAD's efforts to ensure SARA's performance, accuracy, responsiveness, and efficiency as the Company establishes the benchmark for how agentic AI transforms security and remote monitoring.

Generative AI Innovation Center

AWS Contributes to SARA's Progress

AITX
Artificial Intelligence Technology Solutions Inc.

RAD an AITX company ROBOTIC ASSISTANCE DEVICES | aws

Through this collaboration, RAD has gained access to advanced resources and expertise within the AWS GenAI Innovation Center. The ongoing engagement has contributed to notable improvements in SARA's processing speed, cost efficiency, and data accuracy. These developments solidify SARA's position as the expected industry incumbent solution in what's expected to be a fast growth industry. SARA, with this help, is more than ever uniquely positioned to power a new generation of intelligent, interactive security and monitoring solutions.

"We are incredibly appreciative of the engagement and collaboration from the AWS GenAI Innovation Center," said Steve Reinharz, CEO/CTO of AITX and RAD. "Their participation reflects the strength and sophistication of what we have built with SARA. It's a powerful validation of our leadership in agentic AI, and we are excited for our continued collaboration as SARA continues to advance and expand across industries. Our goal remains to deliver extraordinary value to our clients, channel partners, and shareholders through innovation that truly leads the market."

RAD noted that this collaboration with the AWS GenAI Innovation Center represents only the beginning of what could become a broader, long-term relationship between the organizations. Additional updates on SARA's ongoing development and the expanding collaboration are expected in future announcements. As SARA continues to evolve, the Company sees significant potential for its technology to extend into new domains, creating opportunities that could reshape how intelligent systems are developed, deployed, and experienced.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry2 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, or the future development of SARA. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 Amazon Web Services, AWS, and all related marks are trademarks of Amazon.com, Inc. or its affiliates.

2 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/